SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                           RULES 13d-1(b)(c), AND (d)
                    AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)
                                (AMENDMENT NO. 4)*

                                 Checkfree Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    16281310
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                                 (CUSIP Number)

                                    6/30/02
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                      (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

/X/   Rule 13d-i(b)
/  /  Rule 13d-i(c)
/  /  Rule 13d-i(d)


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*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                  (Continued on following page(s))

                                Page 1 of 4 Pages

CUSIP NO.  16281310                     13G/A        PAGE 2 OF 4 PAGES
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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Massachusetts Financial Services Company ("MFS")
     I.R.S. Identification No.:  04-2747644
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a)   /   /           (b)     /   /
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3    SEC USE ONLY
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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
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        NUMBER OF        5    SOLE VOTING POWER

           SHARES        5,250,153 Shares of Common Stock

     BENEFICIALLY
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         OWNED BY        6    SHARED VOTING POWER

             EACH
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        REPORTING        7    SOLE DISPOSITIVE POWER

           PERSON        5,568,207 Shares of Common Stock

             WITH
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                           8 SHARED DISPOSITIVE POWER

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,568,207
     shares of common stock of which shares are also beneficially owned by certain other non-reporting entities as well as MFS.
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%
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12   TYPE OF REPORTING PERSON*
     IA
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                                *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G/A                                           PAGE 3 OF 4 PAGES

ITEM 1:   (a)   NAME OF ISSUER:

                SEE COVER PAGE

          (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                4411 East Jones Bridge Road
                Norcross, GA 30092


ITEM 2:   (a)   NAME OF PERSON FILING:

                see item 1 on page 1

          (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                500 Boylston Street
                Boston, MA  02116

          (c)   CITIZENSHIP:

                See Item 4 on page 2

          (d)   TITLE OF CLASS OF SECURITIES:

                SEE COVER PAGE

          (e)   CUSIP NUMBER:

                SEE COVER PAGE

ITEM 3:         See Item 12 on page 2

ITEM 4:   (a)   AMOUNT BENEFICIALLY OWNED:

                See Item 9 on page 2

          (b)   PERCENT OF CLASS:

                See Item 11 on page 2

          (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS VOTING AND DISPOSITIVE POWERS:

                See Items 5 and 7 on page 2

SCHEDULE 13G/A                                           PAGE 4 OF 4 PAGES

ITEM 5:         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                Inapplicable

ITEM 6:       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Inapplicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                COMPANY:

                Inapplicable

ITEM 8:         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Inapplicable

ITEM 9:         NOTICE OF DISSOLUTION OF GROUP:

                Inapplicable

ITEM 10:        CERTIFICATION:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  July 15, 2002

Massachusetts Financial Services Company



By:    STEPHEN E. CAVAN
       Stephen E. Cavan
       Senior Vice President,
        Secretary and General Counsel